Exhibit 2

SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement (this “Agreement”) is entered into as of October 26, 2026 (the “Effective Date”), by and between Auto Services Company, Inc., an Arkansas corporation (the “Seller”), and Bassett Furniture Industries, Incorporated, a Virginia corporation (the “Company”). The Seller and the Company are each a “Party” and together the “Parties.”

RECITALS

A. The Seller owns shares of the Company’s common stock, par value $5.00 per share (the “Common Stock”), which is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “BSET.”

B. The Seller wishes to sell, and the Company wishes to repurchase, certain shares of Common Stock on the terms set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises below and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. SALE AND PURCHASE OF SHARES

1.1 Shares. On the terms of this Agreement, the Seller will sell, assign and transfer to the Company, and the Company will purchase from the Seller, 300,000 shares of Common Stock (the “Shares”), free and clear of all Liens (defined below).

1.2 Purchase Price. The purchase price per Share (the “Per Share Price”) equals the Closing Price on the Pricing Date, less a discount of one percent (1%) (the “Discount”). Stated as a formula: Per Share Price = Closing Price x (1 - Discount). The total purchase price (the “Purchase Price”) equals the Per Share Price multiplied by the number of Shares, rounded to the nearest whole cent.

1.3 Definitions.

(a) “Closing Price” means the Nasdaq Official Closing Price of the Common Stock on the Pricing Date, as reported by Nasdaq (or, if not so reported, by Bloomberg L.P.).

(b) “Pricing Date” means October 26, 2026, or such other trading day as the Parties agree in writing. If Nasdaq is closed on that date, or trading in the Common Stock is halted for any part of that day, the Pricing Date will be the next full trading day, subject to the outside date in Section 2.5. Neither Party may otherwise change the Pricing Date unilaterally. Each Party agrees not to engage in any transaction or conduct intended to manipulate the Closing Price.

(c) “Liens” means any lien, pledge, security interest, claim, option, right of first refusal or other encumbrance.

1.4 Adjustments. If the Company effects a stock split, reverse split, stock dividend or similar change in its Common Stock between the Pricing Date and the Closing, the number of Shares and the Per Share Price will be equitably adjusted so the Purchase Price is unchanged.

1.5 Price Confirmation and Dividends. Before Closing, the Company will deliver a written calculation identifying the source Closing Price, Discount, number of Shares and total Purchase Price, for confirmation by the Seller. The Per Share Price will be reduced by a cash dividend or distribution per Share with an ex-dividend date after the Pricing Date and on or before Closing only to the extent the Seller is entitled to receive and retain that dividend or distribution. No adjustment will duplicate a dividend adjustment already reflected in the Closing Price or an adjustment under Section 1.4. The settlement statement will identify any adjustment and the recipient of any dividend or distribution spanning pricing and settlement.

2. CLOSING

2.1 Closing Date. The closing of the purchase and sale of the Shares (the “Closing”) will take place remotely on the first trading day after the Pricing Date, or on another date the Parties agree in writing (the “Closing Date”).

2.2 Seller Deliveries. At least one business day before the Closing Date, the Seller will provide the broker and account information reasonably required to implement the settlement procedure agreed under Section 2.3, including the applicable DTC participant and DWAC control information when available. The Seller will cause its broker to deliver the Shares only against payment under that procedure. The Seller will deliver customary transfer documents reasonably required by the Transfer Agent and identified before Closing, provided those documents do not impose additional substantive representations, releases, indemnities or other obligations on the Seller without the Seller’s written consent.

2.3 Company Deliveries and Payment. Before Closing, the Parties, the Seller’s broker and Equiniti Trust Company, LLC, or the Company’s actual transfer agent confirmed in writing (the “Transfer Agent”), will agree in writing on delivery-versus-payment procedures. If simultaneous delivery-versus-payment is not operationally available, the Parties will use a mutually acceptable independent escrow or settlement agent under written instructions, with the Company depositing the full Purchase Price in immediately available funds before the Seller releases the Shares. The Company will pay the Purchase Price by wire transfer to the account designated separately in writing by the Seller, without setoff, counterclaim or deduction except withholding required by law under Section 5.9. Delivery and payment are concurrent conditions. The Company will deliver instructions in the form of Exhibit A, acknowledged by the Transfer Agent, prohibiting cancellation or retirement until the Seller or its receiving broker confirms receipt of the full amount due. After that confirmation, the Shares will be cancelled and retired and will not be held as treasury shares. The written settlement instructions will provide for return of any undelivered Shares and unreleased funds if Closing fails. A DWAC withdrawal alone does not satisfy the payment condition.

2.4 Conditions. Each Party’s obligation to close is subject to (a) the other Party’s representations being true and correct in all material respects at the Closing, except that representations already qualified by materiality must be true and correct as written, (b) the other Party having performed its obligations due at or before Closing, and (c) no law, order or injunction prohibiting the transaction. The Seller’s obligation to deliver the Shares is also subject to confirmation that the payment and settlement arrangements in Section 2.3 are in place. The Company’s obligation is not subject to obtaining financing. A market-price change alone does not excuse either Party’s performance.

2.5 Termination. Either Party may terminate this Agreement by written notice if the Closing has not occurred by October 28, 2026. If the Company fails to make payment when due while the Seller is ready, willing and able to perform, the Seller may withhold delivery and terminate by written notice.

3. REPRESENTATIONS AND WARRANTIES

3.1 Seller. The Seller represents and warrants to the Company that:

(a) the Seller has full power and authority to enter into and perform this Agreement, and this Agreement is a valid and binding obligation of the Seller;

(b) the Seller is the beneficial owner of the Shares, directly or through the broker or nominee identified in the settlement instructions, has full authority to direct their transfer, and will transfer good and valid title at Closing, free and clear of all Liens; the Seller does not represent that it is the registered holder of Shares held in street name;

(c) the Seller’s execution and performance of this Agreement do not violate any agreement, order or law binding on the Seller; and

(d) the Seller is a sophisticated investor, has had the opportunity to consult its own legal, tax and financial advisers, and has made its own decision to sell the Shares in reliance on the Company’s express representations, warranties and covenants in this Agreement. This acknowledgment does not waive any claim preserved by Section 4.1.

3.2 Company. The Company represents and warrants to the Seller that:

(a) the Company is duly organized and in good standing, and has full corporate power and authority to enter into and perform this Agreement;

(b) this Agreement has been duly authorized by all necessary corporate action and is a valid and binding obligation of the Company; and

(c) the repurchase does not violate the Company’s organizational documents, any material agreement binding on the Company (including any credit agreement restriction on share repurchases), or applicable law; all required corporate approvals have been obtained and remain effective; the Company has sufficient lawfully available funds to pay the Purchase Price; and, immediately before and after giving effect to the repurchase, the Company satisfies the capital and solvency requirements applicable to the repurchase under the law of its jurisdiction of incorporation.

3.3 Survival. The representations and warranties in this Section 3 survive the Closing for 12 months. Covenants survive for their stated duration or until fully performed. A contractual claim described in reasonable detail in written notice before the applicable survival period expires survives until finally resolved. No contractual survival period or limitation in this Agreement shortens any nonwaivable statutory limitation period or limits claims for fraud or intentional concealment. The payment obligation survives until fully satisfied.

4. SECURITIES LAW MATTERS

4.1 Reliance and Preservation of Rights. The Seller may rely on the Company’s express representations, warranties and covenants in this Agreement. The Seller does not waive any claim for fraud, intentional concealment, breach of this Agreement or violation of applicable securities law, and nothing in this Agreement limits any right that cannot lawfully be waived. No acknowledgment of sophistication or independent evaluation constitutes consent to an unlawful purchase or sale or a release of the Company’s disclosure obligations. This Agreement does not provide immunity from SEC enforcement or create a Rule 10b5-1 trading plan or affirmative defense merely by being signed.

4.2 Private Transaction and Reporting. The Parties intend the sale to be a privately negotiated transaction and not a sale on Nasdaq. Each Party remains responsible for its own legal compliance and required filings, including, as applicable, a Schedule 13D or 13G amendment or Form 4 for the Seller and periodic repurchase disclosures for the Company. Each Party may make legally required filings, attach this Agreement where required and communicate with regulators without the other Party’s consent. No Party assumes the other’s filing obligation unless separately agreed in writing.

4.3 Public Disclosure and Information. If a fact arises before Closing that makes a Company representation inaccurate, the Company will promptly advise the Seller’s designated counsel and, where needed to avoid transmitting material nonpublic information, provide notice of a compliance issue without disclosing its substance. The Parties will not proceed with a transaction prohibited by securities law. No release or non-reliance provision overrides these obligations.

5. GENERAL PROVISIONS

5.1 Expenses. Each Party pays its own advisory costs and expenses, except as otherwise provided in this Agreement. The Company pays all Transfer Agent, and any excise tax imposed on the Company with respect to the repurchase. Those Company expenses and taxes will not reduce the Purchase Price. The Seller pays all, escrow and settlement-agent fees.

5.2 Further Assurances. Each Party will sign and deliver customary further documents reasonably needed to complete the transaction consistently with this Agreement. Neither Party is required by this Section to accept additional substantive representations, releases, indemnities or other obligations not expressly provided in this Agreement.

5.3 Entire Agreement; Amendment. This Agreement is the entire agreement of the Parties on its subject matter and supersedes all prior understandings. It may be amended only in a writing signed by both Parties.

5.4 Assignment. Neither Party may assign this Agreement without the other Party’s prior written consent.

5.5 Governing Law and Forum. This Agreement is governed by the laws of the Commonwealth of Virginia, without regard to its conflict-of-laws rules, subject to applicable federal securities law. The Parties submit to the exclusive jurisdiction of the state courts located in Henry County, Virginia, and the United States District Court for the Western District of Virginia, as applicable to the claim and subject-matter jurisdiction, and waive objections based on personal jurisdiction or inconvenient forum. Nothing in this Section requires a claim within exclusive federal jurisdiction to be brought in state court.

5.6 Notices. Notices must be in writing and delivered by hand, overnight courier or email to the addresses on the signature page, as updated by written notice. Hand-delivered notices are effective on receipt; overnight-courier notices on documented delivery; and email notices when the recipient acknowledges receipt by nonautomated reply. Wire instructions and changes to them must be independently verified by telephone using a previously verified contact number and will not be effective solely by email.

5.7 Counterparts. This Agreement may be signed in counterparts, including by electronic signature or PDF, each of which is an original and all of which together are one instrument.

5.8 Breach and Remedies. Neither Party may recover twice for the same loss. Remedies are cumulative. In an action to enforce this Agreement, the prevailing Party may recover reasonable attorneys’ fees and costs to the extent permitted by law.

5.9 Tax Cooperation and Withholding. Each Party is responsible for its own income taxes. The Parties will reasonably cooperate on information reporting and provide information necessary to evaluate the redemption under Sections 302 and 318 of the Internal Revenue Code. No Party guarantees the Seller’s tax treatment. The Company may withhold only amounts required by law, will give the Seller advance written notice of the legal basis and calculation when reasonably practicable, will cooperate with lawful measures to reduce or eliminate withholding, and will promptly remit withheld amounts to the proper authority and supply evidence of remittance. Amounts properly withheld and remitted count as payment only to the extent of that remittance.

5.10 Severability. An invalid or unenforceable provision will be limited or severed to the extent permitted by law without impairing the remaining provisions, unless doing so would materially defeat the transaction’s essential economic terms. Nothing in this Section validates an unlawful transaction.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

[Signature page follows]

SELLER:

Bassett Furniture Industries, Incorporated

By: /s/ J. M. Daniel

Name: J. Michael Daniel

Title: Senior Vice President and Chief Financial Officer

Address: P.O. Box 626, Bassett VA 24055

Email: [****]

COMPANY:

Auto Services Company, Inc.

By: /s/ Brad Hasselwander

Name: Brad Hasselwander

Title: President, CEO

Address: 1793 Hwy 201N, Mountain Home AR 72653

Email: [****]

EXHIBIT A

Form of Transfer Agent Authorization Letter

[Company Letterhead]

October 27, 2026

Equiniti Trust Company, LLC
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120

Ladies and Gentlemen:

Equiniti Trust Company, LLC, or the actual Transfer Agent identified below, is authorized to receive the following shares of common stock, par value $5.00 per share (Nasdaq: BSET), of Bassett Furniture Industries, Incorporated (the “Company”), solely under the written delivery-versus-payment or escrow settlement instructions agreed by the Company, Seller, Seller’s broker and any settlement agent:

Settlement/DWAC Date: October 27, 2026

Broker Name: Fidelity

Broker DTC Participant Number: 0226

Total Number of Shares: 300,000

The shares are being repurchased by the Company from Auto Services Company, Inc. under a Share Repurchase Agreement dated October 26, 2026. Do not cancel or retire the shares upon receipt alone. Cancellation and retirement are authorized only after the Seller or its receiving broker confirms in writing receipt of the full amount due under the Agreement and the agreed settlement instructions. Before that confirmation, hold or process the shares only as those instructions permit. If Closing does not occur, return any undelivered shares as required by those instructions. A DWAC acceptance, a Company payment instruction or an unconfirmed wire notice is not confirmation that the Seller has received payment. These restrictions control over any inconsistent cancellation instruction.

Sincerely,

________________________________

Name: J. Michael Daniel

Title: Senior Vice President and Chief Financial Officer

Authorized Officer of the Company

Acknowledged and agreed by the Transfer Agent solely as to the settlement and cancellation restrictions above:

Transfer Agent legal name: Equiniti Trust LLC

By: ______________________________ Date: __________________

Name and title: Chris Hall, Relationship Manager